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                                                                       EXHIBIT 5

                 OPINION OF KEATING, MUETHING & KLEKAMP, P.L.L.


                                  May 10, 2004



F. MARK REUTER
DIRECT DIAL: (513) 579-6469
FACSIMILE: (513) 579-6457
E-MAIL: FREUTER@KMKLAW.COM


Ladies and Gentlemen:

     This firm is general counsel to The Midland Company and, as such, we are familiar with Midland's Articles of Incorporation, Code of Regulations and corporate proceedings generally. We have reviewed the corporate records as to The Midland Company Agent Stock Acquisition Program pursuant to which a total of 50,000 shares of Common Stock may be issued to agents of Midland. Based solely upon such examination, we are of the opinion that:

     1. Midland is a duly organized and validly existing corporation under the laws of the State of Ohio; and

     2. Midland has taken all necessary and required corporate actions in connection with the proposed issuance of up to 50,000 shares of Common Stock pursuant to the Plan and, the Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of Midland free of any claim of pre-emptive rights.

     We hereby consent to be named in the Registration Statement and the Prospectus. In providing this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933 or that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                        Very truly yours,

                                        KEATING, MUETHING & KLEKAMP, P.L.L.


                                        By:      /s/ F. Mark Reuter
                                           -------------------------------------
                                                     F. Mark Reuter